Exhibit 10(i)(D)
MASTER LOAN AGREEMENT
(hereinafter referred to as “Agreement”)
between
Qimonda AG, Munich
(hereinafter referred to as “Borrower”)
and
Infineon Technologies Holding B.V., Rotterdam
(hereinafter referred to as “Lender”)
(Lender and Borrower together the “Parties”)

1.	Preamble

Following certain legal carve-out steps, the Borrower will encompass the memory products business of Infineon. This Master Loan Agreement shall therefore govern all current and future lending arrangements between the Parties. The Parties agree to enter into and execute individual loan agreements (each an “Individual Loan Agreement”), if any, in accordance with the terms and conditions of this Master Loan Agreement. Furthermore the Borrower acknowledges that after its planned “IPO” (defined as being the listing of or the admission to trading of not less than 15% of the share capital of the Borrower on the New York Stock Exchange, Inc. or any other stock exchange in the US or the European Union or any other similar sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Borrower) it will not draw any further loans from the Lender but will repay any loans then outstanding within the term of this Agreement. In particular, after the IPO and any external financing transaction substantial up to full repayment is expected to occur.

2.	Individual Loan Agreement

2.1	Each Individual Loan Agreement shall contain at a minimum the specified terms for the specific loan, including without limitation: parties, the amount of the loan, currency, the loan disbursement and repayment amount, term, interest (rate, basis, calculation method, payment dates) and technical aspects of disbursement and repayment.

2.2	Other terms may be agreed upon in the Individual Loan Agreement as necessary and appropriate. They shall be enforceable between the parties even if they conflict with the terms and conditions of the Master Loan Agreement.

2.3	If an Individual Loan Agreement is modified (e.g., extension of the term of the loan), the modified agreement shall also be governed by this Master Loan Agreement unless clause 2.2 applies.

2.4	Unless agreed otherwise in writing and to the extent permitted by law all Individual Loan Agreements made between the Borrower and the Lender shall be governed by this Master Loan Agreement, even if no reference is made to the Master Loan Agreement in the Individual Loan Agreement.

3.	Payments

3.1	All payments required to be made by the Borrower shall be made in the currency of the respective loan in immediately available funds on the respective due date to such account of the Lender or such other person as the Lender may from time to time designate.

3.2	Payments insufficient to cover due payments will be applied in the following order: i) amounts due which are not interest or principal, ii) interest and iii) principal; within the said groups payments will be applied in chronological order, beginning with those claims of the Lender which were at first due and payable.

3.3	If the due date for any payment hereunder falls on a day which is not a “Banking Day” (defined as a day on which banks are open at the locations of both the Lender’s and the Borrower’s registered offices), the payment shall be due on the immediately succeeding Banking Day unless such day falls in the next calendar month, then such due date will fall on the immediately preceding Banking Day, in each case with interest calculated up to the day of actual payment.

3.4	All amounts payable by the Borrower hereunder shall be paid free and clear of and without any deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or charges of any nature whatsoever (hereinafter collectively referred to as “Taxes”) unless it is required by law to deduct or withhold any such Taxes. In such event, the Borrower or the Lender shall forthwith notify the Lender or the Borrower, respectively of such Taxes giving details thereof and specifying the amount of such taxes, thereby observing the following:
(a)	The Borrower shall ensure that such Taxes do not exceed the legal minimum;

(b)	the Borrower shall forthwith pay to the relevant taxation or other authorities the full amount of such Taxes which have been so levied or imposed by applicable law;

(c)	Borrower and Lender shall co-operate in getting a tax reduction and will provide each other the relevant documents / certifications;

(d)	the Borrower shall furnish to the Lender upon its request an official receipt or official receipts of the relevant taxation or other authorities involved for all Taxes paid as aforesaid;

(e)	If an exemption is obtained at any time from any present or future Taxes that should otherwise be due in respect of any payment to be made by the Borrower under this Agreement, the Borrower shall promptly deliver to the bank a certified copy of the documents evidencing that exemption.
3.5	Borrower may effect prepayments under an Individual Loan Agreement upon prior mutual agreement between Lender and Borrower on reimbursement of losses incurred to Lender, if any.

4.	Delay

If any amount payable by the Borrower is not paid when due, then the Lender shall be entitled to assert claims for damages incurred, which are caused by Borrower’s delay in performance or to charge 4 percent interest p.a. in addition to any agreed upon interest rate on the outstanding amount, unless the Borrower shows that the Lender incurred lesser damages. This remedy shall not affect other remedies available to Lender under the Master Loan Agreement or law to remedy Borrower’s fundamental non-performance.

5.	Termination

5.1	The Agreement shall be for a period of two years from the date of the IPO.

5.2	Each Individual Loan Agreement has a fixed term as further stated in the Individual Loan Agreement the end of which shall in no case extend beyond the period stipulated in clause 5.1.

5.3	The Parties may — after reasonable consultation with the other Party — terminate the Master Loan Agreement and the Individual Loan Agreements or any of it for good cause shown (aus wichtigem Grund) by giving notice in writing. Upon such termination of the Master Loan Agreement becoming effective, all individual loans granted under the Master Loan Agreement, including all accrued interest thereon, must be repaid and any other payment obligations under this Agreement or Individual Loan Agreements must be fulfilled. The termination will be effective two (2) Banking Days after receipt by the other Party of the written notice of termination.
5.3.1	Good cause for a termination by the Lender shall include, without limitation, the following cases:
-	The Borrower has defaulted to meet any of its payment obligations regarding the Master Loan Agreement or any Individual Loan Agreement; or

-	the Lender will be restructured in a way that requires the termination of Lenders’ agreements. In that case, repayment shall be due one month after notification of the termination to the Borrower; or

-	the Borrower has violated any material obligation vis-a-vis the Lender regarding this Master Loan Agreement or the Individual Loan Agreements; or

-	any material declaration, confirmation or information which is essential for the granting of any Loan and which is made or given by the Borrower shall prove false or incomplete or shall be challenged; or

-	any representation or warranty confirmed or made in this Agreement or in connection with the execution and delivery of this Agreement or any Individual Loan Agreement shall be materially incorrect; or

-	this Agreement, an Individual Loan Agreement or any underlying document referred to in or contemplated by this Agreement or an Individual Loan Agreement shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or

-	the Borrower fails to comply with the undertakings stated in clause 7 and the breach of contract is material; or

-	other substantial reasons occur.
5.3.2	“Good cause” for a termination by the Borrower shall include, without limitation,
-	the event that the Borrower could obtain market finance conditions considerably better than those granted by Lender in an Individual Loan Agreement; or

-	the IPO.
6.	Representations and Warranties, Compliance with local law

6.1	The Borrower hereby and as per each signing of an Individual Loan Agreement and as per each interest payment date represents and warrants to the Lender as follows:
-	The Borrower is duly organized and validly existing under the applicable laws and has full corporate power and authority to execute and perform this Agreement and any Individual Loan Agreement.

-	The execution and performance by the Borrower of this Agreement and any Individual Loan Agreement are within the Borrower’s powers, are duly authorised by and do not contravene the laws under which it was organized or any other applicable law or any contractual restriction binding on or affecting the Borrower. When executed, this Agreement and any Individual Loan Agreement will constitute valid and legally binding obligations of the Borrower, enforceable against it.

-	No authorization or approval or other action by, and no notice to, any governmental authority or regulatory body is required for the due execution and performance by the Borrower of this Agreement or any Individual Loan Agreement.

-	To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or the Individual Loan Agreements, it is not necessary that the document be notarized or registered, filed or recorded with any court or other authority in Germany or with respect to any part of this Agreement or the Individual Loan Agreements. The Borrower shall pay any stamp or similar tax upon Lender’s request to enforce this Agreement or the Individual Loan Agreements and/or admit the Agreements as evidence.
6.2	The Borrower shall comply with all local and other applicable laws, ordinances, and other regulations, including, without limitation, the registration of the individual loan and government approvals for payment of interest and principal, as required.

7.	Undertakings

7.1	The Borrower undertakes with the Lender that, from the date of this Agreement and as long as any moneys are owing under this Agreement or any Individual Loan Agreement, and while all or any part of the commitment remains outstanding, it will:

(a)	Notice of Default

promptly inform the Lender of any occurrence of which it becomes aware which might adversely affect its ability to perform its obligations under this Agreement or any Individual Loan Agreement and of any default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no default has occurred and is continuing;

(b)	Consents and licences

without prejudice to clause 6, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all its obligations under this Agreement and any Individual Loan Agreement;

(c)	Use of proceeds

use the Loan exclusively for the purpose, if any, specified in the Individual Loan Agreement;

(d)	Pari passu

ensure that its obligations under this Agreement and any Individual Loan Agreement shall to the extent they have not been declared subordinated by the Lender at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatory preferred by law and not by contract;

(e)	Compliance with laws and regulations

comply with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business;

8.	Information

The Borrower is required upon request to submit its balance sheet and profit and loss statements together with explanatory notes audited by registered public accountants for the preceding business year as soon as available, but in any case not later than 6 months after the closing of each business year. The Borrower will inform the Lender within reasonable time of all extraordinary events which could have a negative effect on the ability of the Borrower to perform its obligations under this Agreement or the Individual Loan Agreements. Clause 7 remains unaffected.

9.	Assignment, Transfer of Debt, Set-Off

9.1	The Lender is entitled to assign all or part of his rights and obligations under Individual Loan Agreements and/or under this Master Loan Agreement to third parties, subject only to Lender’s prior written notice of the assignment towards Borrower.

9.2	The Borrower may not assign or transfer any of its rights or obligations under this Master Loan Agreement and/or under the Individual Loan Agreements to any third party unless approved by Lender in writing.

9.3	Neither party may exercise a set-off against the other under this Master Loan Agreement or the Individual Loan Agreements unless the amounts owed are uncontested or determined finally and absolutely.

10.	No Implied Waivers; Remedies Cumulative

No failure or delay on the part of the Lender to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided by this Agreement are cumulative and are not exclusive of any remedies provided by law.

11.	Confidentiality

11.1	The Parties acknowledge the specific confidentiality interest of the other Party and undertake it not to disclose this Agreement or any Individual Loan Agreement or any fact related to these Agreements to any third party or to any employee who does not have a reasonable need to know any of this confident information. If any of the Parties is obliged by law to disclose any confident information to third parties, the disclosing Party shall give prior written notice to the other Party. The disclosing Party shall then enter into a confidentiality agreement with such third parties, if confidentiality is not provided by law. For the avoidance of doubt the Parties acknowledge that the Agreement may have to be filed with the relevant authorities in connection with the IPO.

11.2	The confidentiality obligations shall — irrespective of the term of this Agreement — expire five (5) years after the date on which the last amount outstanding under an Individual Loan Agreement is repaid.

12.	Communications

Subject to written notice of change of address, all communications hereunder shall be given to the following addresses:

If to the Borrower:	Qimonda AG
Finance & Treasury
Gustav-Heinemann-Ring 212
D-81739 Munich, Germany

If to the Lender:	Infineon Technologies Holding B.V.
32, Westblaak
3012 KM Rotterdam
The Netherlands

13.	Severability

In the event one or more provisions of the present Master Loan Agreement or an Individual Loan Agreement should be or become void or unfeasible and/or there is a contractual gap now or in the future, the legal enforceability of the remaining provisions hereof and of the Individual Loan Agreements shall remain unaffected thereby and the parties shall replace the void or unfeasible provision and the contractual gap with an arrangement corresponding to the spirit and purpose of the contractual gap with an arrangement corresponding to the spirit and economic purpose of the contractual agreement.

14.	Form, Jurisdiction and Venue

14.1	Changes to the Master Loan Agreement and to the Individual Loan Agreements must be made in writing. This requirement of form may be waived or changed only in writing.

14.2	The Master Loan Agreement and Individual Loan Agreements shall be governed by and construed and interpreted in accordance with the substantive law in force in Germany, i.e. without reference to German conflicts rules.

14.3	All disputes arising in connection with the Master Loan Agreement or any Individual Loan Agreement, including any question regarding their existence, validity or termination, shall be finally and exclusively settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of Arbitration shall be Munich; the arbitral tribunal consists of three arbitrators.
Munich, 28.04.2006

/s/ [ILLEGIBLE] [ILLEGIBLE]	/s/ ppa Peter Dreischhoff
(Infineon Technologies Holding B.V.)	(Qimonda AG)